          THURSDAY, JANUARY 18, 1996


BANKERS TRUST REPORTS FOURTH QUARTER NET INCOME OF $126 MILLION, UP 25% FROM THE FOURTH QUARTER OF 1994; PRIMARY EARNINGS PER SHARE WERE $1.36, AN INCREASE OF 14%


New York, January 18, 1996 -- Bankers Trust New York Corporation earned $126 million for the quarter ended December 31, 1995, compared with $101 million in the fourth quarter of 1994, an increase of 25%. Primary earnings per share were $1.36 for the fourth quarter of 1995, up 14% from the prior year's fourth quarter. Return on average common equity for the fourth quarter of 1995 was 11%. The Corporation earned $155 million, or $1.72 primary earnings per share, for the quarter ended September 30, 1995.

In a joint statement, Bankers Trust Chairman Charles S. Sanford, Jr. and President and CEO Frank N. Newman said: "This quarter marks the end of a difficult year for Bankers Trust. It has also been a year in which much has been accomplished. Problems have been dealt with and, for the most part, resolved. New and constructive initiatives have been undertaken, and the Firm is well positioned to continue its role as an innovative and global leader in the world of finance."

Commenting on the financial results announced today, Mr. Sanford and Mr. Newman said: "Both the finance and the merchant banking components of the Firm's investment banking business demonstrated outstanding performance in the fourth quarter and year as a whole. Trading has been profitable on a reduced risk profile. We have also continued to invest in and develop our other client-related businesses, including transaction processing, investment management, private banking and risk management, as well as our locally-based businesses outside of the United States."

The fourth quarter results were impacted by two opposite effects. Gains from the sale of an additional block of the Corporation's investment in Northwest Airlines Corporation contributed to earnings well beyond the level that has been typical of prior merchant banking investments. At the same time, reserves and legal expenses related to leveraged derivative transactions from 1994 and earlier exerted a noticeable drag on the Corporation's performance. As the Corporation continues to resolve issues related to the leveraged derivative business, results should become more reflective of Bankers Trust's earning power.

Revenue

                                   Non-Trading Trading-
                                       Related  Related    Total
                                           Net      Net      Net
                                      Interest Interest Interest
(in millions)                          Revenue  Revenue  Revenue

Fourth Quarter 1995                       $196     $13     $209

Third Quarter 1995                        $184     $20     $204

Fourth Quarter 1994                       $179     $50     $229

Net interest revenue totaled $209 million, down $20 million, or 9%, from the fourth quarter of 1994 and up $5 million, or 2% from the third quarter of 1995. Non-trading related interest revenue was $196 million for the fourth quarter of 1995, up $17 million from the fourth quarter of 1994, and $12 million from the third quarter of 1995. The fourth quarter 1995 increase versus the third quarter 1995 was primarily due to cash basis income, realization of deferred loan fees and lease income. The fourth quarter of 1995 included $13 million of trading-related net interest revenue, down $37 million from the fourth quarter of 1994 and $7 million from the third quarter of 1995.

A significant portion of the Firm's trading and risk management activities involve positions in interest rate instruments and related derivatives. The revenue from these activities can periodically shift between trading and net interest, depending on a variety of factors, including risk management strategies. Therefore, the Corporation views trading revenue and trading-related net interest revenue together, which are presented below.

                                                Trading-
                                                Related
                                                    Net
                                       Trading Interest
(in millions)                          Revenue  Revenue   Total

Fourth Quarter 1995                        $83     $13      $96

Third Quarter 1995                        $257     $20     $277

Fourth Quarter 1994                        $49     $50      $99

Combined trading revenue and trading-related net interest revenue of $96 million in the current quarter was down $3 million versus the same period in 1994. The fourth quarter of 1995 revenue declined $181 million in comparison to the third quarter of 1995, principally due to lower revenue in the Firm's client derivatives business including a $51 million charge from settlements of old leveraged derivative transactions. Based on an analysis of the potential outcome of outstanding issues relating to leveraged derivative transactions, management believes that the expected potential financial impact should be covered by existing reserves. Also impacting fourth quarter results was lower revenue in foreign exchange market trading. Trading results in the emerging markets of Asia and Latin America were generally comparable to those of the third quarter of 1995, and those of the prior year.

Fiduciary and funds management revenue totaled $186 million for the fourth quarter, up $9 million, or 5%, from the same period last year. The increase in revenue was primarily due to higher global private banking commissions, offset in part by a decline in revenue from global fiduciary services. The $186 million of revenue for the fourth quarter was up $12 million, or 7%, from the third quarter of 1995.

Fiduciary and funds management revenue totaled $697 million for the year ended December 31, 1995, compared with $740 million for the comparable period in 1994.

Fees and commissions of $204 million decreased by $12 million, or 6%, from the fourth quarter of 1994. Corporate finance fees of $125 million decreased by $7 million, or 5%, from the same period last year. Lower revenue from loan syndication and merger and acquisition activities were partially offset by higher revenue from private placement and securities underwriting fees. Compared with this year's third quarter, fees and commissions were up $52 million, or 34%, as corporate finance fees increased by $51 million, or 69%, as a result of higher revenue from virtually all activities within this category.

Fees and commissions totaled $712 million for the year ended December 31, 1995 versus $756 million for 1994.

The Corporation's securities available for sale gains were $151 million, up $130 million from the prior year's fourth quarter and $141 million from the third quarter of 1995. These results were attributable to a $145 million pre-tax gain on the sale of a substantial portion of the Corporation's merchant banking investment in Northwest Airlines Corporation. Gains in the third quarter related to Northwest Airlines Corporation were included in other noninterest revenue.

Securities available for sale gains were $180 million for the year ended December 31, 1995, compared with $72 million in 1994.

Other noninterest revenue totaled $115 million, down $46 million from the prior year's quarter. Fewer net gains from equity investments were realized, partially offset by higher insurance premium revenue from operations in Chile. The $115 million of other noninterest revenue for the fourth quarter of 1995 was down $47 million, or 29%, from the third quarter of 1995, primarily as a result of the above mentioned third quarter gain relating to Northwest Airlines Corporation.

For the year ended December 31, 1995, other noninterest revenue totaled $493 million versus $440 million in 1994.

Expenses
Total noninterest expenses of $758 million increased by $49 million, or 7%, from the fourth quarter of 1994. Incentive compensation and employee benefits expense increased $22 million, or 13%. Salaries expense decreased

$2 million, or 1%, mostly due to a 3% decrease in the average number of employees. Management has, as previously announced, implemented expense reduction programs over the course of 1995. These programs have achieved reductions in operating expenses (principally noninterest expenses before bonus, policyholder benefits and minority interest) of $200 million compared to the annualized fourth quarter 1994 levels. These savings will continue into 1996. However, their impact in 1996 will be offset by decisions made as part of the Corporation's planning process to expand a number of key businesses and to make selected investments in areas that show profitable growth.

All other expenses totaled $367 million for the quarter, up $29 million, or 9%, from last year's fourth quarter. This increase was due to a rise in net other real estate expenses as last year's fourth quarter included a gain on the sale of a foreclosed property. Also contributing to this rise were an increase in professional fees, which included exceptional legal costs related to leveraged derivative transactions, and higher provisions for policyholder benefits. Partial offsets came from a reduction in travel and entertainment expenses.

For the year ended December 31, 1995, total noninterest expenses amounted to $2.898 billion, compared with $2.751 billion for 1994.

Asset Quality
The provision for credit losses was $10 million for the current quarter, compared with $8 million in the prior year's fourth quarter and $7 million in the third quarter of 1995. Net charge-offs for the quarter were $50 million, compared with $85 million a year ago.

The current quarter included $30 million of leveraged derivative contract receivables that were charged-off against the allowance for credit losses, reflecting additional settlements reached.

In 1995, the provision for credit losses totaled $31 million versus $25 million for 1994.

Cash basis loans decreased by $8 million, to $744 million, during the fourth quarter. The allowance for credit losses was $992 million at December 31, 1995, and $1.252 billion at December 31, 1994 representing 133% and 126% of cash basis loans, respectively.

The allowance for credit losses is available for credit losses arising from the Corporation's portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably estimated credit losses inherent in the Corporation's portfolio, as defined above.

Twelve Months Results
For the full year 1995, the Corporation earned $250 million, or $2.46 primary earnings per share, excluding an after-tax provision for severance-related costs of $35 million taken in connection with the Corporation's expense reduction programs. Net income for the year, including the effect of this provision, was $215 million, or $2.03 primary earnings per share. For the year ended December 31, 1994, the Corporation earned $615 million, or $7.17 primary earnings per share.

During 1995 the Corporation established a reserve to cover adjustments related to the Firm's funds management business. A detailed analytical process resulted in the Corporation identifying a small number of accounts in which a subset of trading in certain prior years was not conducted in accordance with the Corporation's standards. As a result, management has decided to make adjustments to those accounts that it believes may have been affected. The Corporation estimates that the financial impact of these adjustments will be less than $6 million before tax.

Capital
Total stockholders' equity at December 31, 1995 was $4.984 billion, an increase of $280 million compared to December 31, 1994 and a decrease of $77 million compared to September 30, 1995.

Retained earnings increased during the fourth quarter. Total stockholders' equity however, was impacted by a decline in the securities valuation allowance. This decline primarily resulted from realized gains on the sale of Northwest Airlines Corporation stock as previously mentioned. Although stockholders' equity decreased, our risk-based capital and leverage ratios remained strong.

The Corporation estimates that its ratios of Tier 1 Capital and Total Capital to risk-adjusted assets were approximately 8.50% and 13.90%, respectively, at December 31, 1995. The Leverage Ratio was 5.06% at that same date.

Assets
At December 31, 1995, total assets were $104.0 billion compared to $97.0 billion and $103.9 billion at December 31, 1994 and September 30, 1995, respectively.




For additional information, contact Douglas Kidd, (212) 454-3532 or Tom Parisi, (212) 454-1686 (Media); Howard Schneider
(212) 250-3609 (Investors).

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                           FINANCIAL STATISTICS
                  ($ in millions, except per share data)
                                (unaudited)

                                                    Third
                               Fourth Quarter      Quarter        Year
                                1995      1994      1995      1995     1994

Net income                      $126      $101      $155      $215     $615

Per common share
  Primary earnings             $1.36     $1.19     $1.72     $2.03    $7.17
  Fully diluted earnings       $1.36     $1.18     $1.71     $2.02    $7.17
  Cash dividends declared      $1.00     $1.00     $1.00     $4.00    $3.70
  Book value (1)              $50.58    $53.67    $51.72

Shares Outstanding (in millions)
  Average common and common
   equivalent shares
   outstanding-primary        81.322    80.126    81.039    80.923   81.825
  Average common shares
   outstanding assuming
   full dilution              81.415    80.188    81.403    81.095   81.865
  Common shares outstanding
   at end of period           79.076    78.069    78.594    79.076   78.069

Profitability ratios
  Return on average common
   stockholders' equity        10.57%     8.64%    13.51%     3.98%   13.48%
  Return on average
   total assets                  .43%      .38%      .56%      .20%     .59%

Net interest revenue
    (fully taxable basis)       $215      $252      $215      $858   $1,255
Average rates (fully taxable basis)
  Yield on interest-earning
     assets                     7.83%     7.05%     7.56%     7.51%    6.70%
  Cost of interest-bearing
     liabilities                7.01%     5.93%     6.91%     6.74%    5.23%
  Interest rate spread           .82%     1.12%      .65%      .77%    1.47%
  Net interest margin            .98%     1.29%     1.04%     1.04%    1.64%
Average balances
  Loans                      $12,823   $12,548   $11,714   $11,752  $12,470
  Total interest-earning
     assets                  $87,389   $77,642   $82,288   $82,349  $76,300
  Total assets              $115,927  $106,009  $109,360  $109,919 $104,828
  Total interest-bearing
     liabilities             $85,409   $75,521   $77,668   $79,121  $73,748
  Common stockholders' equity $4,165    $4,364    $4,082    $4,124   $4,355
  Total stockholders' equity  $5,030    $4,759    $4,946    $4,850   $4,743

At end of period
  Common stockholders' equity
   to total assets              3.96%     4.44%     4.04%
  Total stockholders' equity
   to total assets              4.79%     4.85%     4.87%

Risk-based capital ratios (2)
  Tier 1 Capital                8.50%     9.05%     8.09%
  Total Capital                13.90%    14.77%    12.96%
Leverage Ratio                  5.06%     5.26%     5.53%

Employees                     14,069    14,529    13,808


(1) This calculation includes the effect of common shares issuable under deferred stock awards.
(2) Regulatory capital ratios at December 31, 1995 are preliminary.

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                       FINANCIAL STATISTICS (CONT'D)
                               (in millions)
                                (unaudited)


                                                  December 31,   September 30,
                                                   1995     1994       1995

Nonperforming assets

Cash basis loans
  Secured by real estate                           $362     $356       $394
  Real estate related                                23       29         23
  Highly leveraged                                  153      150        148
  Other                                             206      459        187
  Refinancing country                                 -        2          -
Total cash basis loans                             $744     $996       $752

Renegotiated loans
  Secured by real estate                           $ 88      $65       $ 89
  Other nonrefinancing country                       12        1         12
Total renegotiated loans                           $100      $66       $101

Other real estate                                  $259     $301       $281

Other nonperforming assets                          $67      $63        $64


                                           Fourth Quarter         Year
                                          1995      1994      1995     1994

Allowance for credit losses

Balance, beginning of period            $1,032    $1,329    $1,252   $1,324
Net charge-offs
  Charge-offs                               60        93       330      168
  Recoveries                                10         8        39       71
Total net charge-offs*                      50        85       291       97
Provision for credit losses                 10         8        31       25
Balance, end of period                  $  992    $1,252    $  992   $1,252


*Components:
  Secured by real estate                   $11       $ -      $ 23     $ 24
  Real estate related                        -         1         2       23
  Highly leveraged                           2         3        30       (5)
  Other                                     38        83       245       92
  Refinancing country                       (1)       (2)       (9)     (37)
Total                                      $50       $85      $291     $ 97

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)
                                (unaudited)

                                                                    Increase
THREE MONTHS ENDED DECEMBER 31,                    1995     1994   (Decrease)
NET INTEREST REVENUE
  Interest revenue                               $1,718   $1,357       $361
  Interest expense                                1,509    1,128        381
Net interest revenue                                209      229        (20)
Provision for credit losses                          10        8          2
Net interest revenue after provision
 for credit losses                                  199      221        (22)
NONINTEREST REVENUE
  Trading                                            83       49         34
  Fiduciary and funds management                    186      177          9
  Fees and commissions                              204      216        (12)
  Securities available for sale gains               151       21        130
  Other                                             115      161        (46)
Total noninterest revenue                           739      624        115
NONINTEREST EXPENSES
  Salaries                                          206      208         (2)
  Incentive compensation and employee benefits      185      163         22
  Occupancy, net                                     32       31          1
  Furniture and equipment                            40       45         (5)
  Other                                             295      262         33
Total noninterest expenses                          758      709         49
Income before income taxes                          180      136         44
Income taxes                                         54       35         19

NET INCOME                                       $  126   $  101       $ 25

NET INCOME APPLICABLE TO COMMON STOCK            $  111   $   95       $ 16

EARNINGS PER COMMON SHARE:
  PRIMARY                                         $1.36    $1.19       $.17

  FULLY DILUTED                                   $1.36    $1.18       $.18

Cash dividends declared per common share          $1.00    $1.00         $-

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)
                                (unaudited)



                                                  Fourth  Third
                                                 Quarter Quarter   Increase
                                                   1995    1995   (Decrease)
NET INTEREST REVENUE
  Interest revenue                               $1,718   $1,556       $162
  Interest expense                                1,509    1,352        157
Net interest revenue                                209      204          5
Provision for credit losses                          10        7          3
Net interest revenue after provision
 for credit losses                                  199      197          2
NONINTEREST REVENUE
  Trading                                            83      257       (174)
  Fiduciary and funds management                    186      174         12
  Fees and commissions                              204      152         52
  Securities available for sale gains               151       10        141
  Other                                             115      162        (47)
Total noninterest revenue                           739      755        (16)
NONINTEREST EXPENSES
  Salaries                                          206      196         10
  Incentive compensation and employee benefits      185      187         (2)
  Occupancy, net                                     32       41         (9)
  Furniture and equipment                            40       40          -
  Other                                             295      264         31
Total noninterest expenses                          758      728         30
Income before income taxes                          180      224        (44)
Income taxes                                         54       69        (15)

NET INCOME                                       $  126   $  155       $(29)

NET INCOME APPLICABLE TO COMMON STOCK            $  111   $  139       $(28)

EARNINGS PER COMMON SHARE:
  PRIMARY                                         $1.36    $1.72      $(.36)

  FULLY DILUTED                                   $1.36    $1.71      $(.35)

Cash dividends declared per common share          $1.00    $1.00         $-

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                   (in millions, except per share data)
                                (unaudited)

                                                                    Increase
YEAR ENDED DECEMBER 31,                            1995     1994   (Decrease)
NET INTEREST REVENUE
  Interest revenue                               $6,147   $5,030     $1,117
  Interest expense                                5,330    3,858      1,472
Net interest revenue                                817    1,172       (355)
Provision for credit losses                          31       25          6
Net interest revenue after provision
 for credit losses                                  786    1,147       (361)
NONINTEREST REVENUE
  Trading                                           341      465       (124)
  Fiduciary and funds management                    697      740        (43)
  Fees and commissions                              712      756        (44)
  Securities available for sale gains               180       72        108
  Other                                             493      440         53
Total noninterest revenue                         2,423    2,473        (50)
NONINTEREST EXPENSES
  Salaries                                          804      774         30
  Incentive compensation and employee benefits      640      724        (84)
  Occupancy, net                                    152      146          6
  Furniture and equipment                           162      163         (1)
  Provision for severance-related costs              50        -         50
  Other                                           1,090      944        146
Total noninterest expenses                        2,898    2,751        147
Income before income taxes                          311      869       (558)
Income taxes                                         96      254       (158)

NET INCOME                                       $  215   $  615     $ (400)

NET INCOME APPLICABLE TO COMMON STOCK            $  164   $  587     $ (423)

EARNINGS PER COMMON SHARE:
  PRIMARY                                         $2.03    $7.17     $(5.14)

  FULLY DILUTED                                   $2.02    $7.17     $(5.15)

Cash dividends declared per common share          $4.00    $3.70       $.30

            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET
                     ($ in millions, except par value)
                                (unaudited)

                                                  December 31, December 31,
                                                       1995        1994
ASSETS
Cash and due from banks                            $  2,337     $ 1,985
Interest-bearing deposits with banks                  2,023       3,390
Federal funds sold                                      854       2,544
Securities purchased under resale agreements         17,958       9,943
Securities borrowed                                   6,199       6,197
Trading assets                                       47,893      47,514
Securities available for sale                         6,283       7,475
Loans                                                12,633      12,501
Allowance for credit losses                            (992)     (1,252)
Premises and equipment, net                             896         915
Due from customers on acceptances                       500         378
Accounts receivable and accrued interest              4,220       2,356
Other assets                                          3,198       3,070
Total                                              $104,002     $97,016

LIABILITIES
Deposits
  Noninterest-bearing
    In domestic offices                            $  2,687     $ 3,285
    In foreign offices                                  605         541
  Interest-bearing
    In domestic offices                               5,402       5,769
    In foreign offices                               17,014      15,344
Total deposits                                       25,708      24,939
Trading liabilities                                  26,091      20,949
Securities sold under repurchase agreements          15,247      15,617
Other short-term borrowings                          15,761      18,222
Acceptances outstanding                                 500         378
Accounts payable and accrued expenses                 3,931       3,174
Other liabilities                                     2,236       2,328
Long-term debt                                        9,294       6,455
Total liabilities                                    98,768      92,062

PREFERRED STOCK OF SUBSIDIARY                           250         250

STOCKHOLDERS' EQUITY
Preferred stock                                         865         395
Common stock, $1 par value
 Authorized, 300,000,000 shares
 Issued, 83,678,973 shares                               84          84
Capital surplus                                       1,302       1,317
Retained earnings                                     3,316       3,494
Common stock in treasury, at cost: 1995,
 4,602,855 shares; 1994, 5,609,707 shares              (336)       (416)
Other                                                  (247)       (170)
Total stockholders' equity                            4,984       4,704
Total                                              $104,002     $97,016

                    BANKERS TRUST NEW YORK CORPORATION
                              280 PARK AVENUE
                         NEW YORK, NEW YORK 10017




Geoffrey M. Fletcher
Senior Vice President and
Principal Accounting Officer



                                             January 18, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust New York Corporation's report on Form 8-K dated January 18, 1996 (the "Form 8-K"). The Form 8-K is being filed electronically through the EDGAR System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-7098.

                              Very truly yours,

                              BANKERS TRUST NEW YORK CORPORATION



                              By: GEOFFREY M. FLETCHER
                                  Geoffrey M. Fletcher
                                  Senior Vice President and
                                  Principal Accounting Officer